Compass, Inc. Reports First Quarter 2026 Results

Actioned Over $250 Million in Net Cost Synergies in Q1
Increases 2026 Actioned Cost Synergy Target from $250 Million to $300 Million
Increases 2026 Realized Cost Synergy Target from $100 Million to $200 Million
Q1 GAAP Net Income of $22 Million; Adjusted EBITDA of $61 Million
Q1 Pro forma GTV +7.3% YoY for Brokerage & +4.6% YoY for Franchise

New York, NY - May 5, 2026 - Compass, Inc. (“Compass” or “the Company”) (NYSE: COMP), a global real estate services company with a presence in every major U.S. city and approximately 120 countries and territories, announced its financial results for the first quarter ended March 31, 2026.

“We achieved strong financial and operational results in our first quarter as a newly combined company. Revenue came in above the mid-point of our guide and Adjusted EBITDA1 came in above the high-end of our guidance range driven by continued OPEX2 discipline and healthy revenue growth” said Robert Reffkin, Founder and Chief Executive Officer of Compass. Reffkin added, “in Q1, we continued to outperform the industry, with pro forma3 Brokerage transactions up 2.6% year-over-year compared to market transactions up 0.2% year-over-year, reflecting 240 basis points of outperformance, while pro forma3 Brokerage GTV was up 7.3% year-over-year, which compared favorably to market volumes that were up 1.5% year-over-year.”

Reffkin continued, "During the quarter, the Compass team was manically focused on executing against our integration and cost synergy plan. This focus led to over $250 million in net cost synergies being actioned by April 1st, only 82 days after close, and allowing us to now raise our 2026 realized cost synergy target from $100 million to $200 million. Of the $200 million, we expect to realize approximately $130 million through the P&L and the remaining $70 million as a Capex synergy. We are also increasing our Year 1 target for actioned cost synergies from $250 million to $300 million, and raising our total actioned cost synergy target from $400 million to $500 million over the next three years. Approximately $420 million of the $500 million is expected to be realized through the P&L, while the remaining $80 million is expected to be realized as a Capex synergy. By fully realizing these cost synergies, we believe Compass will be able to achieve durable profitability and lower our financial leverage in a flat housing market, with significant upside in a housing market recovery.”

Scott Wahlers, Chief Financial Officer of Compass, said, “I’m very pleased with our Q1 2026 results, which reflect our first quarter as a combined company following the close of the Anywhere transaction on January 9, 2026. We delivered $2.70 billion in Revenue, Adjusted EBITDA¹ of $61 million and ended the quarter with $484 million in cash. Looking ahead, we remain acutely focused on OPEX control, executing against our cost synergy targets, and generating cash flow to de-lever our balance sheet.”

Q1 2026 Highlights:
●Revenue in Q1 2026 increased by 99% year-over-year to $2.70 billion compared to $1.36 billion in Q1 2025 primarily due to the addition of Anywhere’s revenue in Q1 2026. Pro forma3 revenue increased by 7% year-over-year to $2.76 billion.
●GAAP Net Income in Q1 2026 was $22 million compared to a net loss of $51 million in Q1 2025. GAAP net income for Q1 2026 includes $183 million in merger transaction and integration expenses, non-cash stock-based compensation expense of $47 million, depreciation and amortization of $163 million and a non-cash tax benefit of $401 million.
1 A reconciliation of GAAP to Non-GAAP measures can be found within the financial statement tables included in this press release.
2 Non-GAAP OPEX (“OPEX”) excludes Commissions and Other related expenses, Depreciation and amortization, Stock-based compensation and other expenses excluded from the Company's calculation of Adjusted EBITDA. A reconciliation of GAAP to Non-GAAP measures can be found within the financial statement tables included in this press release.
3 Pro forma key business metrics and revenue are presented as if the Anywhere transaction had occurred on January 1, 2025. For comparability, where indicated, Anywhere's results have been included for the full period from January 1, 2025 through March 31, 2025 and also for the first eight days of January 2026 prior to the closing of the acquisition.

●Adjusted EBITDA4 (a non-GAAP measure) was $61 million in Q1 2026. Adjusted EBITDA in Q1 2026 excludes the $401 million non-cash tax benefit in the quarter and $183 million in merger transaction and integration expenses.
●Operating Cash Flow / Free Cash Flow4 (a non-GAAP measure): During Q1 2026, operating cash flow was ($157) million and free cash flow was ($168) million, driven primarily by the Anywhere transaction and related cash expenses.
●Liquidity & Capital Structure: At the end of Q1 2026, our cash balance was $484 million, and we had no balance on our revolver. Total long-term debt at the end of Q1 2026 was $3.14 billion.
○In early April, both Moody's and S&P initiated credit ratings on Compass with a Positive Outlook. Moody’s initiated a Corporate credit rating of B2, while S&P initiated a Corporate credit rating of B+. Both agencies concurrently upgraded the Anywhere’s notes that Compass assumed. These upgrades underscore Compass’ financial strength and commitment to disciplined capital management.

Q1 2026 Operational Highlights:

Brokerage:
●Gross Transaction Value (“GTV”)5: Brokerage GTV was $97.3 billion in Q1 2026, an increase of 85.7% year-over-year compared to $52.4 billion in Q1 2025, primarily due to the addition of Anywhere's GTV in Q1 2026. Brokerage GTV on a pro forma3 basis increased by 7.3% year-over-year to $98.7 billion. GTV for the entire U.S. residential real estate market increased by 1.5% over the same period.
●Transactions6: Brokerage agents closed 99,504 total transactions in Q1 2026, an increase of 102.6% year-over-year compared to 49,121 in Q1 2025, primarily due to the addition of Anywhere's transactions in Q1 2026. Total Brokerage transactions on a pro forma3 basis increased by 2.6% year-over-year to 101,147. Transactions for the entire U.S. residential real estate market increased by 0.2%7 over the same period.
●Total Agents: At the end of Q1 2026, total Brokerage agents were 84,187 compared to 36,990 at the end of Q4 2025. On a pro forma3 basis, total agent count was 85,724 at the end of Q4 2025 and the Company added 3,503 agents on a gross basis between Q4 2025 and Q1 2026. Pro forma3 agent retention rate in Q1 2026 was 94%, flat compared to Q4 2025. The quarter-over-quarter decline in agent count was driven primarily by a strategy at Anywhere to separate non-productive agents. Separations refer to agents that were in the prior quarter’s pro forma3 ending agent count but not included in the current quarter’s ending agent count. Furthermore, unlike Principal agent count, which the Company previously reported, total agent count separations reflect a decision more often than not made by individual agent team leaders, rather than decisions made by Compass. In order to provide investors with greater insight into the combined Brokerage’s retention trends in Q1, the Company is providing the number of total agent separations and agent retention rate by gross commission income (GCI) bands. All amounts reflected below are shown on a pro forma3 basis:

Quarter-over-Quarter Total Separations and Separations by GCI Band:
●Total Agent Separations in Q1: 5,041
●Percentage of Q1 Total Agent Separations with $0 GCI in the last twelve-months: 56%
●Percentage of Q1 Total Agent Separations with $20K or less in GCI (equivalent to less than 2 transactions on average at our price points) in the last twelve-months: 77%

Total Agent Retention and Retention by GCI Band:
●Total Agent retention in Q1: 94%
●Total Agent retention excluding $0 GCI agents: 97%
●Total Agent retention excluding agents with $20K or less in GCI: over 98%

4 A reconciliation of GAAP to Non-GAAP measures can be found within the financial statement tables included in this press release.
5 Gross Transaction Value includes a de minimis number of new development and commercial brokerage transactions.
6 We calculate Brokerage Transactions by taking the sum of all transactions completed by our Brokerage brands in which our agent represents the buyer or seller in the purchase or sale of a home (excluding rental transactions). We include a single transaction twice when one or more of our affiliated agents represent both the buyer and seller in any given transaction.
7 Source: National Association of Realtors®.

Franchise:
●Gross Transaction Value (“GTV”)5: Franchise GTV was $76.9 billion in Q1 2026 compared to the $6.2 billion in Q1 2025, an increase of 1,131% year-over-year primarily due to the addition of Anywhere's franchise GTV in Q1 2026. Franchise GTV on a pro forma3 basis increased by 4.6% year-over-year to $80.7 billion. GTV for the entire U.S. residential real estate market increased by 1.5% over the same period.
●Transactions8: The Franchise network closed 137,347 total transactions in Q1 2026 compared to 6,117 in Q1 2025, an increase of 2,145% year-over-year primarily due to the addition of Anywhere's franchise transactions in Q1 2026. Total franchise transactions on a pro forma3 basis increased by 0.1% year-over-year to 143,406.
●Net Royalty Rate Per Side9: Net royalty rate per side was $440 in Q1 2026 compared to $660 in Q1 2025, a decrease of 33% year-over-year driven primarily by the addition of Anywhere’s franchise transactions that have a lower average sales price compared to the Christie’s International Real Estate network. Net royalty per side on a pro forma3 basis decreased by 5.0% year-over-year to $438.

Integrated Services:

●Title and Escrow (“T&E”): Total Title and Escrow transactions were 30,321 in Q1 2026 compared to 4,150 in Q1 2025, an increase of 631% year-over-year primarily due to the addition of Anywhere's T&E transactions in Q1 2026. On a pro forma3 basis, T&E transactions increased by 13.2% year-over-year to 31,698. Average revenue per transaction on a pro forma3 basis was $3,514 in Q1 2026 or up 1% year-over-year.
○T&E Purchase Transactions: Purchase transactions were 25,003 in Q1 2026 compared to 3,887 in Q1 2025, an increase of 543% year-over-year primarily due to the addition of Anywhere's purchase transactions in Q1 2026. T&E purchase transactions on a pro forma3 basis increased by 4% year-over-year to 26,171.
○T&E Refi Transactions: Refinance transactions were 5,318 in Q1 2026 compared to 263 in Q1 2025, an increase of 1,922% year-over-year primarily due to the addition of Anywhere's refinance transactions in Q1 2026. Refinance transactions on a pro forma3 basis increased by 100% year-over-year to 5,527.

Platform: The Compass end-to-end proprietary technology platform is the only fully-connected platform in the industry built for real estate professionals. From first contact to close, it brings together everything agents need to grow their business, work more efficiently, and deliver a client experience that sets them apart. The technology will be branded as the Home Platform and we expect it will be made available to Anywhere’s Brokerage agents in Q3 2026, with plans to roll out the platform to Anywhere’s franchise network in Q1 2027.

●Product highlights from Q1 2026 include:

●Compass One-Click Title & Escrow Integration: A feature in our platform that allows agents to seamlessly order T&E on behalf of their clients continues to show attach rates that are higher than regular-way transactions, with agents who utilize the integration attaching at an approximately 2x higher-rate than agents who have not used One-Click T&E. In the quarter, the Company introduced One-Click Title capabilities in the Chicago market which represents the first attorney-led market rollout for Compass.
●Compass One: The industry's premier all-in-one client dashboard designed to connect buyers and sellers with their agent and provide 24/7 transparency is experiencing increased engagement with 31.5% of all closed home sale transactions in Q1 2026 going through the Compass One experience, up from 17.4% in Q1 2025 and up from 28.4% in Q4 2025.
8 Reflects U.S. domestic transactions only.
9 Net Royalty Per Transaction represents the average net royalty revenue earned by our Franchise segment per franchisee transaction side closed during the period, and excludes royalty revenue earned from international franchisees. Net royalty revenue reflects gross royalty revenue earned under our franchise agreements, net of volume incentives and other contractual reductions paid or credited to franchisees.

●Structural Advantage Tools: A set of proprietary platform features that combine to help our real estate professionals surface unique inventory and differentiate themselves in the market continues to see higher engagement.
●Reverse Prospecting: Allows our listing professionals to surface agents who have buyers that have shown interest in their property through saved searches, collections, direct views, and other engagement statistics. Since launch, more than 19,700 agents have used the tool, including more than 10,600 in Q1 2026, an 11% increase compared to Q4 2025.
●Network Tool: Lets our listing professionals surface relevant agents in an area to find the right buyers for their property. In Q1 2026, more than 9,500 agents used the tool. Over time, we believe this feature will help our agents match buyers and sellers more effectively.
●Make-Me-Sell: Lets homeowners share an aspirational price with their agent that would compel them to move. At the end of Q1 2026, there were approximately 24,700 make-me-sell entries in the platform, up from approximately 22,000 at the end of Q4 2025. This passive inventory is exclusively available to agents on the platform.
●Buyer Demand Tool: Provides agents with real-time insights into how many buyers are searching for properties at specific price points before going into a listing appointment. In Q1 2026, more than 10,100 agents engaged with the tool. We believe this feature will help our professionals win more listings and efficiently target buyers for their listings.

Q2 2026 Outlook:
●Revenue of $4.0 billion to $4.2 billion for Q2
●Adjusted EBITDA of $310 million to $350 million for Q2

Full Year 2026 Outlook:

●Non-GAAP OPEX of $2.70 billion to $2.75 billion. Included in the range is $130 million of realized OPEX synergies.
●Free cash flow positive for the full year 2026.

We have not reconciled our outlook for Adjusted EBITDA to GAAP Net Income (loss) because certain expenses excluded from GAAP Net income (loss) when calculating Adjusted EBITDA cannot be reasonably calculated or predicted at this time. Additionally, we have not reconciled our guidance for non-GAAP OPEX to GAAP OPEX because certain expenses excluded from GAAP OPEX cannot be reasonably calculated or predicted at this time. Accordingly, reconciliations are not available without unreasonable effort.

Additional information can be found in the Company’s Q1 2026 Earnings Presentation, which can be found in the Investor Relations section of the Compass website at https://investors.compass.com.
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Conference Call Information
Management will conduct a conference call to discuss the first quarter results as well as outlook at 5:00pm ET on Tuesday, May 5, 2026. The conference call will be accessible via the Internet on the Compass Investor Relations website https://investors.compass.com. You can also access the audio webcast via the following link: Compass, Inc. Q1 26 Earnings Conference Call.

An audio recording of the conference call will be available for replay shortly after the call's completion. To access the replay, visit the Events and Presentations section on the Compass Investor Relations website at https://investors.compass.com.

Disclosure Channels
Compass uses its Investor Relations website, https://investors.compass.com, as a means of disclosing information which may be of interest or material to its investors and for complying with disclosure obligations under Regulation FD. We intend to announce material information to the public through filings with the Securities and Exchange Commission, or the SEC, the investor relations page on our website (www.compass.com), press releases, public conference calls, public webcasts, our X (formerly Twitter) feed (@Compass), our Facebook page, our LinkedIn page, our Instagram account, our YouTube channel, and Robert Reffkin’s X (formerly Twitter) feed (@RobReffkin) and Instagram account (@robreffkin). Accordingly, investors should monitor each of these disclosure channels.

Safe Harbor Statement
This press release includes forward-looking statements, which are statements other than statements of historical facts, and statements in the future tense. These statements include, but are not limited to, statements regarding our future performance, including expected financial results for the second quarter of 2026 and full year and our expectations for realizing cost synergies and operational achievements. Forward-looking statements are based upon various estimates and assumptions, as well as information known to us as of the date of this press release, and are subject to risks and uncertainties, including but not limited to: general economic conditions, economic and industry downturns, the effects of geopolitical conflicts, the health of the U.S. real estate industry, and risks generally incident to the ownership of residential real estate; the effect of monetary policies of the federal government and its agencies; high mortgage rates; low home inventory levels; our ability to successfully integrate Anywhere's business and realize cost synergies and other anticipated benefits of the Anywhere transaction; the rapid advancement and integration of AI technologies in real estate, which could result in potential disintermediation of real estate professionals, increased competitive pressure and a variety of operational, ethical and regulatory challenges, and our ability to adapt to any changes driven by AI technologies in a timely and effective manner; the significant debt (and increased interest expense) we incurred in connection with the Anywhere transaction, including its impact on our business, cash flow and operations; an event of default under our material debt agreements would adversely affect our operations and our ability to satisfy obligations under our indebtedness; our ability to raise capital to grow our business or refinance or restructure our existing debt on terms acceptable to us, or at all; our ability to recruit and retain real estate professionals at the same rate as in the past; review of the Anywhere transaction by regulatory authorities and private parties and any challenges and resulting actions that could adversely affect our business; ongoing industry antitrust class action litigation (including the antitrust lawsuits filed against us and Anywhere) or any related regulatory activities; decreases in our gross commission income or the percentage of commissions that we or our franchisees collect; risks related to the significant increase in our franchise business following the Anywhere transaction; our ability to carefully manage our expense structure; adverse economic, real estate or business conditions in geographic areas where our business is concentrated and/or impacting high-end markets; our ability to continuously innovate, improve and expand our technology offerings to create value for our real estate professionals; our ability to maintain our company culture; our ability to expand our operations and to offer additional integrated services; our ability to realize the expected benefits from our joint ventures, including mortgage and title underwriting; our ability to compete successfully; our ability to attract and retain real estate professionals at our owned-brokerage and expand our franchisees; fluctuations in our quarterly results and other operating metrics; the loss of one or more of our key personnel and our ability to attract and retain other highly qualified personnel; actions by real estate professionals, employees or franchisees that could adversely affect our reputation and subject us to liability; our ability to pursue acquisitions that are successful and integrated into our existing operations; our ability to maintain or establish relationships with MLSs and third-party listing providers; the impact of cybersecurity incidents and the potential loss of critical and confidential information; the reliability of our fraud detection processes; depository banks not honoring our escrow and trust deposits; impairment of our goodwill and other long-lived assets; liabilities arising out of Anywhere's frozen pension plan; exposure to risks inherent to international markets; our ability to develop and maintain an effective system of internal control over financial reporting; our ability to use net operating losses and other tax attributes may be limited; our reliance on assumptions, estimates and business data to calculate our key performance indicators; changes in, and our reliance on, accounting standards, assumptions, estimates and business data; our ability to continue to securitize certain assets of Cartus; the dependability of our platform, technology offerings and software; our ability to obtain or maintain adequate insurance coverage; disruption or delay in service from third-party service providers; our ability to generate high-quality leads for real estate professionals and franchisees; a loss of our largest real estate benefit program client or continued reduction in spending on relocation services; investor expectations related to corporate responsibility, environmental, social and governance factors; natural disasters and catastrophic events; the effect of claims, lawsuits, government investigations, and other proceedings; changes in federal or state laws regarding the classification of our agents as independent contractors; compliance with privacy laws and regulations; compliance with applicable laws and regulations and changes to applicable laws and regulations; our ability to protect our intellectual property rights, and our reliance on the intellectual property rights of third parties; our use of open source software; the impact of having a multi-class structure of common stock; volatility in our trading price; the content of securities analysts reports and/or change in our debt rating by a rating agency; our charter provisions may make us more difficult to acquire, may limit stockholder attempts to remove or replace management and/or obtain a favorable judicial forum for disputes with us or our directors, officers or employees; our plan to continue to retain earnings rather than pay dividends for the foreseeable future; the impact of the accounting method for our 0.25% Convertible Senior Notes due 2031 (the “Convertible Notes”) on our reported financial results; potential for common stock dilution or stock price depression related to the Convertible Notes; counterparty risk with respect to the capped call transactions we entered into in connection with the Convertible Notes; and other risks set forth in our annual report on Form 10-K and our quarterly reports on Form 10-Q. Significant variation from the assumptions underlying our forward-looking statements could cause our actual results to vary, and the impact could be significant. Accordingly, actual results could differ materially from those predicted or implied or such uncertainties could cause adverse effects on our results. Reported results should not be considered as an indication of future performance.

More information about factors that could adversely affect our business, financial condition and results of operations, or that could cause actual results to differ from those expressed or implied in our forward-looking statements is included under the captions “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q, copies of which are available on the Investor Relations page of our website at https://investors.compass.com and on the SEC website at www.sec.gov. All information herein speaks as of the date hereof and all forward-looking statements contained herein are based on information available to us as of the date hereof, and we do not assume any obligation to update these statements as a result of new information or future events. Undue reliance should not be placed on the forward-looking statements in this press release.

Non-GAAP Financial Measures
To supplement our condensed consolidated financial statements, which are prepared in accordance with GAAP, we present Adjusted EBITDA, non-GAAP OPEX and free cash flow, which are non-GAAP financial measures (“Non-GAAP Financial Measures”), in this press release. We use Non-GAAP Financial Measures in conjunction with GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies and to communicate with our board of directors concerning our financial performance. We believe Non-GAAP Financial Measures are also helpful to investors, analysts and other interested parties because they can assist in providing a more consistent and comparable overview of our operations across our historical financial periods. Non-GAAP Financial Measures have limitations as analytical tools. Therefore, you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, you should consider Non-GAAP Financial Measures alongside other financial performance measures, including net loss attributable to Compass, Inc., GAAP OPEX, operating cash flows and our other GAAP measures. In evaluating Non-GAAP Financial Measures, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments reflected in this press release. Our presentation of Non-GAAP Financial Measures should not be construed to imply that our future results will be unaffected by the types of items excluded from the calculations of Non-GAAP Financial Measures. Non-GAAP Financial Measures are not presented in accordance with GAAP and the use of these terms vary from others in our industry. Reconciliations of these non-GAAP measures have been provided in the financial statement tables included in this press release, and investors are encouraged to review these reconciliations.

About Compass, Inc.

Compass, Inc. (the “Company”) (NYSE: COMP) is a global real estate services company with a presence in every major U.S. city and approximately 120 countries and territories. Compass, Inc. serves millions of buyers and sellers through a portfolio of some of the most recognized and iconic brands: @properties®, Better Homes and Gardens® Real Estate, CENTURY 21®, Christie's International Real Estate®, Coldwell Banker®, Compass®, Corcoran®, ERA®, and Sotheby's International Realty®. Every day, the Company empowers a global network of more than 300,000 real estate professionals in its owned-brokerage and franchise business to grow and deliver exceptional service to consumers.

The Company empowers real estate professionals to streamline operations and seamlessly guide clients through every phase of residential and commercial transactions, leveraging powerful tools, including its modern technology platform.

In addition to brokerage services, Compass, Inc. offers integrated services, such as mortgage, title, insurance, escrow, and relocation.

Investor Contact
Soham Bhonsle
soham.bhonsle@compass.com

Media Contact
Devin Daly Huerta
devin.dalyhuerta@compass.com

Compass, Inc.
Condensed Consolidated Balance Sheets
(In millions, unaudited)

	March 31, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$484	$199
Accounts receivable, net of allowance	180	57
Relocation receivables	160	—
Other current assets	239	61
Total current assets	1,063	317
Property and equipment, net	240	114
Operating lease right-of-use assets	686	381
Intangible assets, net	3,099	193
Goodwill	2,547	479
Other non-current assets	482	56
Total assets	$8,117	$1,540
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$96	$12
Commissions payable	167	95
Accrued expenses and other current liabilities	664	138
Current lease liabilities	179	99
Securitization obligations	156	23
Total current liabilities	1,262	367
Long-term debt	3,140	—
Non-current lease liabilities	596	354
Deferred income taxes	157	—
Other non-current liabilities	134	32
Total liabilities	5,289	753
Stockholders’ equity
Common stock	—	—
Additional paid-in capital	5,530	3,513
Accumulated deficit	(2,709)	(2,731)
Accumulated other comprehensive loss	(1)	—
Total Compass, Inc. stockholders’ equity	2,820	782
Non-controlling interest	8	5
Total stockholders’ equity	2,828	787
Total liabilities and stockholders’ equity	$8,117	$1,540

Compass, Inc.
Condensed Consolidated Statements of Operations
(In millions, except share and per share data, unaudited)

	Three Months Ended March 31,
	2026	2025
Revenue	$2,704	$1,356
Operating expenses:
Commissions and other related expenses (1)	2,008	1,105
Sales and marketing (1)	97	58
Operations and support (1)	398	132
Technology and development (1)	119	50
General and administrative (1)	81	27
Anywhere merger transaction and integration expenses (1) (2)	183	—
Restructuring costs	6	9
Depreciation and amortization	163	29
Total operating expenses	3,055	1,410
Loss from operations	(351)	(54)
Investment income	4	1
Interest expense	(37)	(2)
Loss before income taxes and equity in income of unconsolidated entities	(384)	(55)
Income tax benefit	401	3
Equity in income of unconsolidated entities	5	1
Net income (loss)	22	(51)
Net income attributable to non-controlling interests	—	—
Net income (loss) attributable to Compass, Inc.	$22	$(51)
Net income (loss) per share attributable to Compass, Inc., basic	$0.03	$(0.09)
Net income (loss) per share attributable to Compass, Inc., diluted	$0.03	$(0.09)
Weighted-average shares used in computing net income (loss) per share attributable to Compass, Inc., basic	734,351,106	550,146,367
Weighted-average shares used in computing net income (loss) per share attributable to Compass, Inc., diluted	823,393,622	550,146,367

(1) Total stock-based compensation expense included in the condensed consolidated statements of operations is as follows (in millions):

	Three Months Ended March 31,
	2026	2025
Commissions and other related expenses	$1	$—
Sales and marketing	5	7
Operations and support	10	5
Technology and development	19	13
General and administrative	12	6
Anywhere merger transaction and integration expenses	61	—
Total stock-based compensation expense	$108	$31

(2) Represents transaction expenses incurred in connection with the closing of the Anywhere Merger and related integration activities. During the three months ended March 31, 2026, these expenses consist of legal, investment banking and other transaction-related costs, severance and other personnel-related costs, and integration-related costs.

Compass, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions, unaudited)

	Three Months Ended March 31,
	2026	2025
Operating Activities
Net income (loss)	$22	$(51)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	163	29
Stock-based compensation	108	31
Deferred income taxes	(402)	(4)
Equity in income of unconsolidated entities	(5)	(1)
Bad debt expense	8	—
Change in acquisition-related contingent consideration	1	1
Changes in operating assets and liabilities:
Accounts receivable	(8)	(4)
Relocation receivables	(4)	(11)
Other current and non-current assets	(2)	(5)
Operating lease right-of-use assets and operating lease liabilities	(6)	(2)
Accounts payable	(5)	1
Commissions payable	36	12
Accrued expenses and other liabilities	(63)	27
Net cash (used in) provided by operating activities	(157)	23
Investing Activities
Capital expenditures	(11)	(4)
Payments for acquisitions, net of cash acquired	(345)	(161)
Net cash used in investing activities	(356)	(165)
Financing Activities
Proceeds from exercise of stock options	11	6
Proceeds from issuance of common stock under Employee Stock Purchase Plan	2	1
Taxes paid related to net share settlement of equity awards	(77)	(14)
Net change in Securitization obligations	(10)	2
Proceeds from issuance of convertible notes, net of issuance costs	977	—
Purchase of capped call for convertible notes	(97)	—
Proceeds from drawdowns on Revolving Credit Facility	—	50
Other	(8)	—
Net cash provided by financing activities	798	45
Net increase (decrease) in cash and cash equivalents	285	(97)
Cash and cash equivalents at beginning of period	199	224
Cash and cash equivalents at end of period	$484	$127

Compass, Inc.
Reconciliation of Net Income (Loss) Attributable to Compass, Inc. to Adjusted EBITDA
(In millions, unaudited)

	Three Months Ended March 31,
	2026	2025
Net income (loss) attributable to Compass, Inc.	$22	$(51)
Adjusted to exclude the following:
Depreciation and amortization	163	29
Investment income	(4)	(1)
Interest expense	37	2
Stock-based compensation	47	31
Income tax benefit	(401)	(3)
Anywhere merger transaction and integration expenses (1)	183	—
Restructuring costs	6	9
Other acquisition-related expenses (2)	1	—
Litigation charge (3)	7	—
Adjusted EBITDA	$61	$16
Net income (loss) attributable to Compass, Inc. margin	0.8%	(3.8%)
Adjusted EBITDA margin	2.3%	1.2%

(1) Represents transaction expenses incurred in connection with the closing of the Anywhere Merger and related integration activities. During the three months ended March 31, 2026, these expenses consist of legal, investment banking and other transaction-related costs, severance and other personnel-related costs, and integration-related costs.

(2) For the three months ended March 31, 2026, other acquisition-related expenses included $1 million of expenses related to acquisition consideration recognized as compensation expense over the applicable retention periods.

(3) Represents a charge of $7 million incurred during the three months ended March 31, 2026 in connection with the Antitrust Lawsuits.

Compass, Inc.
Reconciliation of Operating Cash Flows to Free Cash Flow
(In millions, unaudited)

	Three Months Ended March 31,
	2026	2025
Net cash (used in) provided by operating activities	$(157)	$23
Less:
Capital expenditures	(11)	(4)
Free cash flow	$(168)	$19

Compass, Inc.
Reconciliation of GAAP Operating Expenses to Non-GAAP Operating Expenses
(In millions, unaudited)

	Three Months Ended March 31,
	2026	2025
GAAP Sales and marketing	$97	$58
Adjusted to exclude the following:
Stock-based compensation	(5)	(7)
Non-GAAP Sales and marketing	$92	$51

GAAP Operations and support	$398	$132
Adjusted to exclude the following:
Stock-based compensation	(10)	(5)
Other acquisition-related expenses	(1)	—
Non-GAAP Operations and support	$387	$127

GAAP Technology and development	$119	$50
Adjusted to exclude the following:
Stock-based compensation	(19)	(13)
Non-GAAP Technology and development	$100	$37

GAAP General and administrative	$81	$27
Adjusted to exclude the following:
Stock-based compensation	(12)	(6)
Litigation charge	(7)	—
Non-GAAP General and administrative	$62	$21

Compass, Inc.
Non-GAAP Operating Expenses Excluding Commissions and Other Related Expenses
(In millions, unaudited)

	Three Months Ended
	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026
Sales and marketing	$51	$52	$50	$53	$92
Operations and support	127	138	134	135	387
Technology and development	37	38	40	38	100
General and administrative	21	23	28	33	62
Total non-GAAP operating expenses excluding commissions and other related expenses	$236	$251	$252	$259	$641

Compass, Inc.
Segment Operating Performance - Q1 2026
(In millions, unaudited)

	Three Months Ended March 31, 2026
	Brokerage	Franchise	Integrated Services	Total
Segment revenue	$2,467	$90	$147	$2,704

Less:
Commission and other related expenses	2,007	—	—
Sales and marketing	79	7	6
Operations and support	224	31	127
Technology and development	8	6	2
General and administrative	3	—	3
Equity in income of unconsolidated entities	(1)	—	(4)
Segment Adjusted EBITDA	$147	$46	$13	$206

Reconciliation of Segment Adjusted EBITDA to Net income attributable to Compass, Inc.:
Unallocated corporate expenses (1)				$(145)
Stock-based compensation				(47)
Depreciation and amortization				(163)
Restructuring costs				(6)
Anywhere merger transaction and integration expenses (2)				(183)
Litigation charge				(7)
Other acquisition-related expenses				(1)
Investment income				4
Interest expense				(37)
Income tax benefit				401
Net income attributable to Compass, Inc.				$22

(1) Unallocated corporate expenses represent costs managed at the corporate level that are not allocated to the reporting segments. For the three months ended March 31, 2026, these costs are reflected in the following line items within the condensed consolidated statements of operations: $5 million in Operations and support, $84 million in Technology and development, and $56 million in General and administrative.

(2) Includes transaction and integration-related expenses incurred in connection with the Anywhere Merger.

Compass, Inc.
Segment Operating Performance - Q1 2025
(In millions, unaudited)

	Three Months Ended March 31, 2025
	Brokerage	Franchise	Integrated Services	Total
Segment revenue	$1,328	$6	$22	$1,356

Less:
Commission and other related expenses	1,105	—	—
Sales and marketing	49	1	1
Operations and support	106	2	19
Technology and development	3	1	1
General and administrative	2	—	—
Equity in income of unconsolidated entities	—	—	(1)
Segment Adjusted EBITDA	$63	$2	$2	$67

Reconciliation of Segment Adjusted EBITDA to Net loss attributable to Compass, Inc.:
Unallocated corporate expenses (1)				$(51)
Stock-based compensation				(31)
Depreciation and amortization				(29)
Restructuring costs				(9)
Investment income				1
Interest expense				(2)
Income tax benefit				3
Net loss attributable to Compass, Inc.				$(51)

(1) Unallocated corporate expenses represent costs managed at the corporate level that are not allocated to the reporting segments. For the three months ended March 31, 2025, these costs are reflected in the following line items within the condensed consolidated statements of operations: $32 million in Technology and development, and $19 million in General and administrative.

Compass, Inc.
Supplemental Pro Forma Information
(In millions, unaudited)

The following table presents Supplemental Pro Forma Revenue and Commissions and other related expenses for the Company (“Compass”) and Anywhere Real Estate Inc. ("Anywhere") on a combined basis for the periods presented, as if the Company's acquisition of Anywhere had occurred on January 1, 2025. For comparability, Anywhere's results have been included for the full period from January 1, 2025 through March 31, 2026, which incorporates the first eight days of January 2026 prior to the closing of the acquisition. This pro forma financial information has not been prepared and presented in accordance with the requirements of Article 11 of Regulation S-X or Accounting Standards Codification 805, Business Combinations, and it was prepared for illustrative and informational purposes only.

Certain amounts in Anywhere's historical financial statements have been reclassified to conform to the Company's new segment-level disclosure format, effective for the three months ended March 31, 2026. These reclassifications include (i) the reclassification of relocation revenue related to the Cartus business to Integrated Services, such that Integrated Services revenue now comprises relocation revenue in addition to title and escrow revenue, (ii) the elimination of intercompany royalty revenue earned by the Franchise business from the Brokerage segment, and (iii) certain other reclassifications to Commissions and Other Related Expenses to conform to the Company's current presentation.

	Three Months Ended
	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026
Pro forma Revenue:
Brokerage:
Compass	$1,328	$2,014	$1,802	$1,657	$1,465
Anywhere	1,012	1,431	1,369	1,217	1,042
Total Brokerage revenue	$2,340	$3,445	$3,171	$2,874	$2,507
Franchise:
Compass	$6	$8	$8	$8	$8
Anywhere	91	118	123	113	87
Total Franchise revenue	$97	$126	$131	$121	$95
Integrated Services:
Compass	$22	$38	$36	$35	$31
Anywhere	118	158	155	139	124
Total Integrated Services revenue	$140	$196	$191	$174	$155
Pro forma revenue	$2,577	$3,767	$3,493	$3,169	$2,757

Pro forma Commissions and other related expenses:
Compass	$1,105	$1,685	$1,502	$1,384	$1,219
Anywhere	790	1,131	1,084	956	819
Pro forma commissions and other related expenses	$1,895	$2,816	$2,586	$2,340	$2,038

Compass, Inc.
Key Business Metrics
(In millions, unaudited)

The following table presents the Company's key business metrics on both an actual and pro forma basis. Pro forma metrics reflect the combined operations of Compass and Anywhere as if the acquisition had occurred on January 1, 2025, and therefore include Anywhere's results across all periods presented. Because the acquisition actually closed on January 9, 2026, the pro forma metrics for Q1 2026 incorporate Anywhere's results for the first eight days of January 2026 prior to closing.

	Actuals		Pro Forma
	Three Months Ended March 31,		Three Months Ended March 31,
	2026	2025	2026	2025
Brokerage:
Gross Transaction Value (in billions) (1)	$97.3	$52.4	$98.7	$92.0
Total Transactions (2)	99,504	49,121	101,147	98,582
Franchise:
Gross Transaction Value (in billions) (1)	$76.9	$6.2	$80.7	$77.1
Total Transactions (2)	137,347	6,117	143,406	143,206
Net Royalty Rate Per Side (3)	$440	$660	$438	$461
Integrated Services:
Purchase title and escrow transactions (4)	25,003	3,887	26,171	25,236
Refinancing title and escrow transactions (5)	5,318	263	5,527	2,767

(1) Gross Transaction Value represents the sum of all closing sale prices for homes transacted by real estate professionals within our Brokerage or Franchise segments, as applicable, during the period. The value of a single transaction is counted twice when our real estate professionals represented both the buyer and the seller. This metric excludes any transactions from our international franchisees.

(2) Total Transactions represents the sum of all transactions closed by our Brokerage or Franchise segments, as applicable, during the period in which our real estate professionals represented the buyer or seller in the purchase or sale of a home. A single transaction is counted twice when our real estate professionals represented both the buyer and the seller. This metric excludes any transactions from our international franchisees.

(3) Net Royalty Per Transaction represents the average net royalty revenue earned by our Franchise segment per franchisee transaction side closed during the period. Net royalty revenue reflects gross royalty revenue earned under our franchise agreements, net of volume incentives and other contractual reductions paid or credited to franchisees. This metric excludes any transactions from our international franchisees.
(4) Purchase Title and Escrow Transactions represents the number of title insurance policies and escrow settlements completed by our Integrated Services segment during the period in connection with home purchase transactions.
(5) Refinancing Title and Escrow Transactions represents the number of title insurance policies and escrow settlements completed by our Integrated Services segment during the period in connection with mortgage refinancing transactions.